Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement is made as of March 31, 2006 (this “Agreement”), by and between Merisant US, Inc., a Delaware corporation (“Merisant”), and Heinz U.S.A, a division of H.J. Heinz Company (“Heinz”).

WHEREAS, Merisant and Heinz are parties to that certain Amended and Restated Food Service Distribution Agreement, dated as of May 16, 2001 (as amended to date, the “Food Service Distribution Agreement”), and that certain Amended and Restated Retail Distribution Agreement, dated as of May 17, 2001, (as amended to date, the “Retail Distribution Agreement” and together with the Food Service Distribution Agreement, the “Distribution Agreements”); and

WHEREAS, Heinz delivered written notice to Merisant on February 13, 2006, notifying Merisant that the Retail Distribution Agreement would terminate in accordance with Section 9.1 of that agreement; and

WHEREAS, Merisant delivered written notice to Heinz on February 15, 2006, notifying Heinz that the Food Service Distribution Agreement would terminate in accordance with Section 9.1 of that agreement; and

WHEREAS, Merisant and Heinz each desire to accelerate the date on which the Distribution Agreements terminate and to facilitate the transition from Heinz to Merisant’s new distributor, ACH Food Companies, Inc. (“ACH”).

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Defined Terms.   Capitalized terms not otherwise defined herein shall have the meaning set forth in the Distribution Agreements as applicable.

2.                                       Termination.

2.1                                 Termination Date.  Each of the Distribution Agreements shall terminate on May 4, 2006 (the “Termination Date”).

2.2                                 Early Termination Compensation.  Merisant shall pay to Heinz on or before the Termination Date an amount equal to One Million Five Hundred Thousand Dollars and Zero Cents ($1,500,000.00) by wire transfer of immediately available funds to an account designated in writing by Heinz not later than two business days prior to the Termination Date (the “Termination Fee”).  The Termination Fee shall be in addition to any commissions or other amounts that Heinz earns in accordance with the terms of the Distribution Agreements prior to the Termination Date.  For avoidance of doubt, such commissions shall be as set forth in the Distribution Agreement as in effect on the date hereof and do not include the proposed commissions set forth in the proposed First

Amendment to the Food Service Distribution Amendment and the proposed Second Amendment to the Retail Distribution Agreement.

3.                                       Inventory.

3.1                                 Maximum Inventory Level.  Heinz shall maintain minimum inventory for any stock keeping unit, or a separate, individual inventory item differentiated by style, color, size or other characteristic of a Product.

3.2                                 Purchase of Inventory.  Merisant shall acquire from Heinz all good and salable inventory of Products in Heinz’s possession on or before the Termination Date that have not been purchased by customers of Heinz prior to such date.  Merisant shall purchase such inventory of Products at Heinz’s original cost thereof, and Heinz shall provide Merisant with reasonable evidence of such original cost.  Payment terms shall be net on receipt of inventory.  Heinz shall permit representatives of Merisant to inspect inventory of Products at warehouses and distribution centers during normal business hours and upon reasonable advance notice and representatives of ACH shall be permitted to accompany representatives of Merisant.  Heinz shall make such inventory of Products available at all warehouses and distribution centers for pick-up by Merisant, ACH or their respective agents on a date not later than the Termination Date mutually agreed by the parties.  Merisant shall reimburse Heinz for any reasonable out-of-pocket expenses incurred by Heinz in making the inventory of Products available for pick-up by Merisant, ACH or their respective agents.

4.                                       Trade Spending; Trade Spending Escrow.  Merisant shall not be liable for any new promotional allowances established or initiated by Heinz after May 4, 2006 and Heinz shall not establish or initiate any new promotional programs or agreements after May 4, 2006.  The parties shall work in good faith to establish an escrow account for the purpose of disbursing amounts related to promotional allowances authorized by Merisant and incurred by Heinz pursuant to Section 4.4 of each of the Distribution Agreements.  On or before May 4, 2006, Merisant shall deposit with a nationally recognized financial institution designated by Merisant (the “Escrow Agent”) Two Million, Five Hundred Thousand Dollars and Zero Cents ($2,500,000.00)  (the “Escrow Amount”) to be held in escrow pursuant to the terms and conditions of an escrow agreement reasonably satisfactory in form and substance to Merisant and Heinz (the “Escrow Agreement”).  The Escrow Agreement shall provide that the Escrow Amount shall be deposited into an interest bearing account at the Escrow Agent and that the Escrow Agent shall release amounts to Heinz in immediately available funds by wire transfer to an account or accounts designated by Heinz up to but not exceeding the initial Escrow Amount upon delivery to the Escrow Agent of a joint written instruction from Merisant and Heinz.  The Escrow Agreement shall further provide that Merisant shall deliver such joint written instruction if Heinz delivers an invoice to Merisant for promotional allowances incurred pursuant to Section 4.4 of the Retail Distribution Agreement or Food Service Distribution Agreement, as the case may be, provided that such invoice is delivered to Merisant in the month immediately following such promotional activity with such documentary evidence as Merisant may reasonably request.  Merisant owns and shall be responsible for all trade liability associated with activity post May 4, 2006, including under any pre-existing operator, distributor and customer agreements.  Except as provided below, all remaining amounts held in escrow pursuant to Escrow Agreement on or after the date that is ninety (90) days after the date of the Escrow Agreement and not subject to a Heinz request for reimbursement, including, without limitation, all accrued interest thereon, shall be returned to Merisant; provided that Five Hundred Thousand Dollars and Zero Cents ($500,000.00) shall remain subject to the Escrow Agreement until the date that is one hundred thirty-five (135) days after the date of the Escrow Agreement on which date all remaining amounts held in escrow pursuant to Escrow Agreement and not subject to a Heinz request for reimbursement, including, without limitation, all accrued interest thereon, shall be returned to Merisant.  Merisant and Heinz shall bear equally all fees and expenses of the Escrow Agent under the Escrow Agreement.  This Escrow Amount is not intended as a cap or limit on Merisant’s responsibility for promotional allowances and any documented promotional allowance costs in excess of the Escrow Amount shall be paid to Heinz by Merisant directly.

5.                                       Payment of Past Due Amounts.  Heinz shall pay to Merisant $394,202.42 which represents the final and complete settlement of all deductions and outstanding items between the parties as of February 23, 2006 (Schedule A summarizes all outstanding monies owed between the two parties).

6.                                       Miscellaneous.

6.1                                 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, excluding the conflict of laws provisions thereof.

6.2                                 Binding Effect; Third Party Beneficiaries.  All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns.  There are no third party beneficiaries having rights under or with respect to this Agreement.

6.3                                 Entire Agreement.  This Agreement sets forth the entire and final agreement and understanding of the parties with respect to the subject matter of this Agreement.  Any and all prior agreements or understandings, whether written or oral, with respect to the subject matter of this Agreement, are hereby terminated.  This Agreement may not be modified or amended except by an instrument in writing executed by the parties to this Agreement. Any terms or conditions that may be different from, or in addition to those agreed to and set forth in this Agreement, are expressly objected to and will not be binding upon either party unless mutually agreed to in writing.

6.4                                 Extensions; Waivers.  Any party may, for itself only, (i) extend the time for the performance of any of the obligations of any other party under this Agreement and (ii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby.  No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.  Neither the failure nor any delay on the part of any party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

6.5                                 Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

6.6                                 Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

6.7                                 Headings.  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

6.8                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Merisant and Heinz, by their respective duly authorized officers or representatives, have executed and delivered this Agreement on the date first above written.

MERISANT US, INC.

By:	/s/ Jonathan W. Cole
Jonathan W. Cole
Vice President, General Counsel

HEINZ U.S.A
a division of H.J. Heinz Company

By:	/s/ Gregg Newcomb
Gregg Newcomb
Group Vice President of Sales U.S.
Consumer Products

By:	/s/ Anthony J. Muscato
Anthony J. Muscato
Group Vice President of Sales
Foodservice

Signature Page to Termination Agreement